AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 10, 2005

REGISTRATION NO 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GETTY IMAGES, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	98-0177556
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

601 NORTH 34TH STREET

SEATTLE, WASHINGTON 98103

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

GETTY IMAGES, INC. 2005 INCENTIVE PLAN

(f/k/a AMENDED AND RESTATED GETTY IMAGES, INC. 1998 STOCK INCENTIVE PLAN)

(FULL TITLE OF THE PLAN)

JEFFREY L. BEYLE, GENERAL COUNSEL

GETTY IMAGES, INC.

601 NORTH 34TH STREET

SEATTLE, WASHINGTON 98103

(206) 925-5000

(NAME AND ADDRESS, AND TELEPHONE NUMBER,

INCLUDING AREA CODE, OF AGENT FOR SERVICE)

WITH COPIES TO:

AMY WEAVER, ESQ.

PERKINS COIE LLP

1201 THIRD AVENUE, SUITE 4800

SEATTLE, WASHINGTON 98101-3099

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share, under the Getty Images, Inc. 2005 Incentive Plan	3,000,000	$74.75	$224,250,000	$26,394

(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as the result of any future stock split, stock dividend, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend or similar adjustment to the Registrant’s outstanding common stock.
(2)	Pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share under the plan is estimated to be $74.75, based on the average of the high ($75.04) and low ($74.45) sales price for the Registrant’s common stock on June 7, 2005 as reported for such date on the New York Stock Exchange.

INTRODUCTORY STATEMENT

This registration statement is being filed to register additional shares authorized for issuance pursuant to section 5 of the Getty Images, Inc. 2005 Incentive Plan.

1	GETTY IMAGES, INC.	FORM S-8	PART II	ITEM 3

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “SEC”) by Getty Images, Inc. (the “Registrant”), are hereby incorporated by reference into this registration statement:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 11, 2005, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 5, 2005;

(c) The Registrant’s Current Reports on Form 8-K, filed on February 24, 2005, March 9, 2005, April 20, 2005 (as to Items 1.01, 2.01 and related 9.01 only), May 6, 2005, and May 13, 2005 and the Registrant’s amended Current Report on Form 8-K/A, filed on April 22, 2005; and

(d) The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A, filed on October 29, 2002, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof commencing on the respective dates on which such documents are filed.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification (including reimbursement for expenses incurred) under certain circumstances arising under the Securities Act.

Article VII of the Registrant’s Restated Certificate of Incorporation (the “Restated Certificate”) and Article XI of the Registrant’s Bylaws, as amended (the “Bylaws”), provide that the Registrant shall, to the full extent permitted by law, indemnify its directors, officers, employees and agents with respect to liability arising out of their capacity or status as directors, officers, employees or agents. Article VII of the Restated Certificate and Article XI of the Bylaws also provide that the Registrant shall pay expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of final disposition. Any repeal or modification of such provisions by the Registrant’s stockholders shall not adversely affect any rights to indemnification and to advancement of expenses that any person may have at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve

2	GETTY IMAGES, INC.	FORM S-8	PART II	ITEM 6

intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

Section 8.04 of the Restated Certificate limits the liability of directors to the corporation or its stockholders to the full extent permitted by law as it now exists. If the DGCL is hereafter amended to authorize further elimination or limitation of the liability of directors, then the liability of the directors shall be eliminated or limited to the full extent authorized by the DGCL, as so amended. Any repeal or modification of this provision in the Restated Certificate shall not adversely affect any right or protection of a director with respect to any act or omission occurring prior to or at the time of such repeal or modification.

In addition to the indemnification provided in the Bylaws and the Restated Certificate, the Registrant has entered into indemnification agreements to indemnify its directors and certain officers and maintains liability insurance for its directors and officers. The Registrant believes that the provisions in its Restated Certificate and Bylaws, the indemnification agreements and the insurance are necessary to attract and retain qualified directors and officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP

23.1	Consent of Perkins Coie LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (contained on the signature page)

99.1	Getty Images, Inc. 2005 Incentive Plan (incorporated by reference to Appendix A to the definitive proxy statement on Schedule 14A filed by the company on March 29, 2005)

ITEM 9. UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3	GETTY IMAGES, INC.	FORM S-8	PART II	ITEM 9

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

4	GETTY IMAGES, INC.	FORM S-8	SIGNATURE

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Seattle, Washington, on June 10, 2005.

GETTY IMAGES, INC.

By:	/s/ ELIZABETH J. HUEBNER
Elizabeth J. Huebner Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jonathan D. Klein and Elizabeth J. Huebner, and each of them, as his or her attorneys-in-fact with the power of substitution, for him or her in any and all capacities, to sign any amendment or post-effective amendment to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on June 10, 2005 by the following persons in the capacities indicated below:

SIGNATURE	TITLE

/s/ MARK H. GETTY Mark H. Getty	Chairman and Director

/s/ JONATHAN D. KLEIN Jonathan D. Klein	Chief Executive Officer and Director (Principal Executive Officer)

/s/ ELIZABETH J. HUEBNER Elizabeth J. Huebner	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ JAMES N. BAILEY James N. Bailey	Director

/s/ ANDREW S. GARB Andrew S. Garb	Director

/s/ DAVID LANDAU David Landau	Director

/s/ CHRISTOPHER H. SPORBORG Christopher H. Sporborg	Director

/s/ MICHAEL A. STEIN Michael A. Stein	Director

5	GETTY IMAGES, INC.	FORM S-8	PART II	ITEM 8

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP

23.1	Consent of Perkins Coie LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (contained on the signature page)

99.1	Getty Images, Inc. 2005 Incentive Plan (incorporated by reference to Appendix A to the definitive proxy statement on Schedule 14A filed by the company on March 29, 2005)